Exhibit 4.1

DESCRIPTION OF AIMCO CLASS A COMMON STOCK

General

Aimco’s charter authorizes the issuance of up to 510,587,500 shares of capital stock with a par value of $.01 per share, all of which are classified as Class A common stock. The Class A common stock is traded on the New York Stock Exchange, or NYSE, under the symbol “AIV.” Computershare Trust Company, N.A. serves as transfer agent and registrar of the Class A common stock.

Holders of the Class A common stock are entitled to receive dividends, if, when and as declared by Aimco’s Board of Directors, out of funds legally available therefor. The holders of shares of Class A common stock, upon any voluntary or involuntary liquidation, dissolution or winding up of or any distribution of the assets of Aimco, are entitled to receive ratably any assets remaining after payment in full of all liabilities of Aimco and any liquidation preferences of preferred stock. The shares of Class A common stock possess voting rights for the election of directors of Aimco and in respect of other corporate matters, each share entitling the holder thereof to one vote. Holders of shares of Class A common stock do not have cumulative voting rights in the election of directors, which means that holders of more than 50% of the shares of Class A common stock voting for the election of directors can elect all of the directors if they choose to do so and the holders of the remaining shares cannot elect any directors. Holders of shares of Class A common stock do not have preemptive rights, which means that they have no right to acquire any additional shares of Class A common stock that may be issued by Aimco at a subsequent date.

Restrictions on Ownership and Transfer

For Aimco to qualify as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended, which we refer to as the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and the shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Because Aimco’s Board of Directors believes that it is essential for Aimco to continue to qualify as a REIT and to provide additional protection for Aimco’s stockholders in the event of certain transactions, Aimco’s Board of Directors has adopted provisions of the charter restricting the acquisition of shares of Class A common stock.

Subject to certain exceptions specified in the charter, no holder may own, or be deemed to own by virtue of various attribution and constructive ownership provisions of the Code and Rule 13d-3 under the Securities Exchange Act of 1934, or Exchange Act, more than 8.7% (or 15% in the case of certain pension trusts described in the Code, investment companies registered under the Investment Company Act of 1940 and Terry Considine) of the outstanding shares of Class A common stock. For purposes of calculating the amount of stock owned by a given individual, the individual’s Class A common stock and interests in the Aimco Operating Partnership are aggregated. Under certain conditions, Aimco’s Board of Directors may waive the ownership limit. However, in no event may such holder’s direct or indirect ownership of Class A common stock exceed (i) 12% of the total outstanding shares of Class A common stock, in the case of a person subject to the general 8.7% ownership limit, or (ii) 20% of the total outstanding shares of Class A common stock, in the case of an entity subject to the 15% ownership limit (although the 15% ownership limitation applicable to Mr. Considine may not be waived). As a condition of such waiver, the Aimco Board of Directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of Aimco. If shares of Class A common stock in excess of the ownership limit, or shares of Class A common stock that would cause the REIT to be beneficially owned by fewer than 100 persons, or that would result in Aimco being “closely held,” within the meaning of Section 856(h) of the Code, or that would otherwise result in Aimco failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer shall be null and void to the intended transferee, and the intended transferee would acquire no rights to the stock. Shares of Class A common stock transferred in excess of the ownership limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by Aimco. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the ownership limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (1) such transferee’s original purchase price (or the market value of such shares on the date of the violative transfer if purportedly acquired by gift or devise) and (2) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of stock held in such trust are purchasable by Aimco for a 90-day period at a price equal to the lesser of the price paid for the stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the stock on the date that Aimco determines to purchase the stock. The 90-day period commences on the date of the violative transfer or the date that Aimco’s Board of Directors determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class A common stock bear a legend referring to the restrictions described above.

All persons who own, directly or by virtue of the attribution provisions of the Code and Rule 13d-3 under the Exchange Act, more than a specified percentage of the outstanding shares of Class A common stock must file a written statement or an affidavit with Aimco containing the information specified in the Aimco charter within 30 days after January 1 of each year. In addition, each stockholder shall upon demand be required to disclose to Aimco in writing such information with respect to the direct, indirect and constructive ownership of shares as Aimco’s Board of Directors deems appropriate or necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

These restrictions on ownership and transfer of Class A common stock will not apply if Aimco’s Board of Directors determines that it is no longer in the best interests of Aimco to attempt to qualify, or to continue to qualify, as a REIT or that compliance is no longer required for Aimco to qualify as a REIT. The restrictions on ownership and transfer of Class A common stock described above could delay, defer or prevent a transaction or a change in control that might involve a premium price for Aimco’s Class A common stock or otherwise be in the best interests of Aimco’s stockholders.

DESCRIPTION OF AIMCO PREFERRED STOCK

General

Under its charter, Aimco may issue, from time to time, shares of one or more classes or series of preferred stock, par value $0.01 per share. The following description sets forth certain general terms and provisions of the preferred stock. The particular terms of any class or series of preferred stock issued will be determined by Aimco’s Board of Directors. The following summary of the material provisions of the preferred stock does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, articles supplementary relating to a specific class or series of preferred stock.

Aimco’s charter authorizes the issuance of up to 510,587,500 shares of capital stock with a par value of $.01 per share, all of which are classified as Class A common stock. The Board of Directors of Aimco is authorized to classify and reclassify any unissued shares of capital stock into shares of preferred stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of capital stock, including, but not limited to, ownership restrictions consistent with the ownership limit with respect to each class or series of capital stock, and the number of shares constituting each class or series, and to increase or decrease the number of shares of any such class or series, to the extent permitted by the Maryland General Corporation Law, or MGCL, and Aimco’s charter.

Aimco’s Board of Directors is authorized to determine for each class or series of preferred stock:

•	the designation of such shares and the number of shares that constitute such class or series;
•

the dividend rate (or the method of calculation thereof), if any, on the shares of such class or series and the priority as to payment of dividends with respect to other classes or series of capital stock of Aimco;

•	the dividend periods (or the method of calculation thereof);

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•	the voting rights of the shares;
•

the liquidation preference and the priority as to payment of such liquidation preference with respect to other classes or series of capital stock of Aimco and any other rights of the shares of such class or series upon any liquidation or winding up of Aimco;

•	whether and on what terms the shares of such class or series will be subject to redemption or repurchase at the option of Aimco;
•	whether and on what terms the shares of such class or series will be convertible into or exchangeable for other debt or equity securities of Aimco;
•	whether the shares of such class or series of preferred stock will be listed on a securities exchange;
•	any special U.S. federal income tax considerations applicable to such class or series of preferred stock; and
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the other rights and privileges and any qualifications, limitations or restrictions of such rights or privileges of such class or series of preferred stock not inconsistent with Aimco’s charter and Maryland law.

Convertibility

No class or series of preferred stock will be convertible into, or exchangeable for, other securities or property, except as may be determined by Aimco’s Board of Directors. If applicable, Aimco’s Board of Directors may determine the initial conversion or exchange rate and any adjustments thereto, the conversion or exchange period and any other conversion or exchange provisions.

Dividends

Holders of shares of preferred stock, are entitled to receive, when and as declared by Aimco’s Board of Directors, out of funds legally available therefor, dividends payable at such dates and at such rates, if any, as may be determined by Aimco’s Board of Directors.

Unless otherwise determined by Aimco’s Board of Directors, each class or series of preferred stock will rank junior as to dividends to any class or series of preferred stock that may be issued in the future that is expressly made senior as to dividends. If at any time Aimco has failed to pay accrued dividends on any such senior preferred stock at the time such dividends are payable, Aimco may not pay any dividend on junior preferred stock or redeem or otherwise repurchase shares of junior preferred stock until such accumulated but unpaid dividends on such senior preferred stock have been paid or set aside for payment in full by Aimco.

Unless otherwise determined by Aimco’s Board of Directors, no dividends (other than dividends payable in common stock, or other capital stock ranking junior to the preferred stock of any class or series as to dividends and upon liquidation) shall be declared or paid or set aside for payment, nor shall any other distribution be declared or made upon any common stock, or any other capital stock of Aimco ranking junior to or on a parity with the preferred stock of such class or series as to dividends, nor shall any common stock or any other capital stock of Aimco ranking junior to or on a parity with the preferred stock of such class or series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by Aimco (except by conversion into or exchange for other capital stock of Aimco ranking junior to the preferred stock of such series as to dividends and upon liquidation) unless:

•

if such class or series of preferred stock has a cumulative dividend, full cumulative dividends on the preferred stock of such class or series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for all past dividend periods and the then current dividend period; and

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•

if such class or series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of such class or series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period;

provided, however, that any monies theretofore deposited in any sinking fund with respect to any preferred stock in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such preferred stock in accordance with the terms of such sinking fund, regardless of whether at the time of such application full cumulative dividends upon shares of the preferred stock outstanding on the last dividend payment date shall have been paid or declared and set apart for payment.

The amount of dividends payable for the initial dividend period or any period shorter than a full dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. Accrued but unpaid dividends will not bear interest.

Redemption and Sinking Fund

No class or series of preferred stock will be redeemable or be entitled to receive the benefit of a sinking fund, except as may be determined by Aimco’s Board of Directors. If applicable, Aimco’s Board of Directors may determine the dates and redemption prices of any such redemption, any conditions thereto, and any other redemption or sinking fund provisions.

Liquidation Rights

Unless otherwise determined by Aimco’s Board of Directors, in the event of any liquidation, dissolution or winding up of Aimco, the holders of shares of each class or series of preferred stock are entitled to receive out of assets of Aimco available for distribution to stockholders, before any distribution of assets is made to holders of any other shares of preferred stock ranking junior to such class or series of preferred stock as to rights upon liquidation, dissolution or winding up, or holders of common stock, liquidating distributions per share in the amount of the liquidation preference determined by Aimco;s Board of Directors for such class or series of preferred stock plus any dividends accumulated and accrued but unpaid to the date of final distribution; but the holders of each class or series of preferred stock will not be entitled to receive the liquidating distribution of, or such dividends on, such shares until the liquidation preference of any shares of Aimco’s capital stock ranking senior to such class or series of preferred stock as to the rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full. If upon any liquidation, dissolution or winding up of Aimco, the amounts payable with respect to any class or series of preferred stock, and any other preferred stock ranking as to any such distribution on a parity with the preferred stock are not paid in full, the holders of the preferred stock and such other parity preferred stock will share ratably in any such distribution of assets in proportion to the full respective preferential amount to which they are entitled. Unless otherwise determined by Aimco’s Board of Directors, after payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of preferred stock will not be entitled to any further participation in any distribution of assets by Aimco. For these purposes, neither a consolidation or merger of Aimco with another corporation nor a sale of securities shall be considered a liquidation, dissolution or winding up of Aimco.

Voting Rights

Holders of preferred stock will not have any voting rights except as set forth below or as may be determined by Aimco’s Board of Directors or as otherwise from time to time required by law. Whenever dividends on any applicable class or series of preferred stock or any other class or series of stock ranking on a parity with the applicable class or series of preferred stock with respect to the payment of dividends shall be in arrears for the equivalent of six quarterly dividend periods, whether or not consecutive, the holders of shares of such class or series of preferred stock (voting separately as a class with all other classes and series of preferred stock then entitled to such voting rights) will be entitled to vote for the election of two of the authorized number of directors of Aimco at the next annual meeting of stockholders and at each subsequent meeting until all dividends accumulated on such class or series of preferred stock shall have been fully paid or set apart for payment. The term of office of all directors elected by the holders of such preferred stock shall terminate immediately upon the termination of the right

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of the holders of such preferred stock to vote for directors. Unless otherwise determined by Aimco’s Board of Directors, holders of shares of preferred stock will have one vote for each share held.

So long as any shares of any class or series of preferred stock remain outstanding, Aimco shall not, without the consent of holders of at least two-thirds of the shares of such class or series of preferred stock outstanding at the time, voting separately as a class with all other classes and series of preferred stock of Aimco upon which like voting rights have been conferred and are exercisable:

•	issue or increase the authorized amount of any class or series of stock ranking prior to the outstanding preferred stock as to dividends or upon liquidation; or
•

amend, alter or repeal the provisions of Aimco’s charter relating to such classes or series of preferred stock, whether by merger, consolidation or otherwise, so as to materially adversely affect any power, preference or special right of such series of preferred stock or the holders thereof;

provided, however, that any increase in the amount of the authorized common stock, or preferred stock or any increase or decrease in the number of shares of any class or series of preferred stock or the creation and issuance of other series of common stock, or preferred stock ranking on a parity with or junior to preferred stock as to dividends and upon liquidation, dissolution or winding up shall not be deemed to materially adversely affect such powers, preferences or special rights.

Restrictions on Ownership and Transfer

Preferred stock may have restrictions on its ownership and transfer.

Miscellaneous

The holders of preferred stock will have no preemptive rights. The preferred stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. Shares of preferred stock redeemed or otherwise reacquired by Aimco shall resume the status of authorized and unissued shares of preferred stock undesignated as to class or series except as may be determined by Aimco’s Board of Directors, and shall be available for subsequent issuance. There are no restrictions on repurchase or redemption of the preferred stock while there is any arrearage on sinking fund installments except as may be determined by Aimco’s Board of Directors. Payment of dividends on, and the redemption or repurchase of, any class or series of preferred stock may be restricted by loan agreements, indentures and other agreements entered into by Aimco.

No Other Rights

The shares of a class or series of preferred stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or as may be determined by Aimco’s Board of Directors or as set forth in Aimco’s charter or as otherwise required by law.

Transfer Agent and Registrar

The transfer agent and registrar for each class or series of preferred stock will be designated by Aimco’s Board of Directors.

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